EXHIBIT 99.1

Fifth Street Finance Corp. Expands Its Syndicated Bank Credit Facility to $650 Million

WHITE PLAINS, NY, March 7, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today announced an additional lender to its syndicated bank credit facility led by ING Capital LLC. The new commitment increases the facility size by $30 million to $650 million. The facility now includes 15 lenders and has an accordion feature allowing for potential future expansion up to $800 million. The final maturity of the facility remains August 6, 2018.

"Our $650 million syndicated bank credit facility includes commitments from 15 different lenders and, combined with our ability to access the institutional high-grade debt market, provides ample debt capital for us to efficiently finance larger transactions," commented FSC's Chief Executive Officer, Leonard M. Tannenbaum.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC. Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. FSC's website can be found at fsc.fifthstreetfinance.com.

About ING Capital LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group.  ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world's major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including Business Development Companies.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com

         Credit Facility Contact:
         Patrick Frisch, Managing Director
         ING Capital LLC
         (646) 424-6912
         patrick.frisch@americas.ing.com